Exhibit 10.5
                            SOUTHINGTON SAVINGS BANX
                          SUPPLEMENTAL RETIREMENT PLAN

         This instrument is executed by Southington Savings Bank to record its adoption of a Supplemental Retirement Plan for the benefit of certain of its employees, effective as of January l, 1996, on-the terms and conditions hereinafter set forth.

                                    RECITALS
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         Southington Savings Bank maintain for the benefit of certain employees a retirement plan known as the Southington Savings Bank Defined Benefit Pension Plan (That retirement plan, together with any subsequent amendments and future restatements, is referred to herein as the "Retirement Plan").

         According to Section 40l(a)(17) of the Internal Revenue Code, effective for tax years beginning after December 31, 1988, the Retirement Plan may not take into account annual compensation of any employee that exceeds $200,000 as adjusted for years prier to 1994, and $150,000 as adjusted for years thereafter (such limit for each such year being hereafter referred to as the "401(a)(17) Cap").

         Section 415 of the Internal Revenue Code also imposes limitations on the benefit payable to certain Participants of the Retirement Plan (the "Section 415 Limitations").

         The Employer wishes to supplement the retirement benefits of certain Participants of the Retirement Plan so as to compensate for the reduction in those retirement benefits by reason of the


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imposition of the Section 401(a) (17) Cap and the Section 415 Limitations.

          In view of the foregoing the Employer hereby adopts the Southington Savings Bank Supplemental Retirement Plan (the "Plan"), effective immediately, on the following terms and conditions:

          1. Covered Employees. This Plan applies to those employees of the employer who are Participants in the Retirement Plan and who have been expressly named by the Compensation Committee of the Board of Directors for coverage by this Plan. The Compensation Committee shall name only employees who are highly compensated or management employees. At the present time, Robert D. Morton is the only Participant named for coverage by this Plan.

          2. Retirement Benefits. When payment of a retirement benefit, including a survivor benefit, under the Retirement Plan is to commence, if such benefit is less than it would have been if (~) annual compensation exceeding the 401(a)(17) Cap was considered, and (ii) the Section 415 Limitations were ignored, the Employer will pay a supplemental benefit to the Participant, surviving spouse or other beneficiary, as the case may be. The supplemental benefit shall equal the amount by which the benefit payable under the Retirement Plan is in fact less than it would have been if calculated in accordance with items (i) and (ii) of the preceding sentence.


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         3. Death Benefits. Except for the payment of the survivor benefit, if any, under section 2 of the Plan, no other death benefits shall be paid under this Plan.

         4. Manner of Payment of Retirement Benefits. Retirement benefits payable under this Plan shall be paid in (l) any form permitted under the Retirement Plan, (2) a lump sum payment, or (3) a fixed number of substantially equal annual installments, commencing when the Participant begins receipt of his or her benefits under the Retirement Plan, which in the aggregate constitute the actuarial equivalent (as determined using the assumptions set forth on Schedule A hereto) of the benefits payable hereunder in accordance with Section 2 hereof. Benefits hereunder will be paid to the same person as is receiving the benefits under the Retirement Plan. The Participant must irrevocably elect the manner of payment at least thirteen months before he or she commences his or her benefits under this Plan.

         5. Fundinq of Benefits. Benefits under this Plan will be paid out of the general assets of the Employer. The Employer may not prefund benefits under this Plan by means of any trust fund (other than a Rabbi Trust), annuity contract or funded reserve. Any accrual of liabilities under this Plan on the books of the Employer is for accounting purposes only and shall not be construed as indicative of any prefunding or earmarking of assets or revenues for use in discharge of liabilities under this Plan.

         6. Nonalienation of Benefits. Neither the Participant nor his or her Beneficiary or heirs shall have any right to commute,


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sell, transfer, assign, or otherwise convey the right to receive any payments under the terms of this Agreement.

         7. Administration. This Plan shall be administered by the Compensation Committee of the Board of Directors of the Bank. The Compensation Committee may allocate any administrative responsibility under the Plan to any member of such Committee or any other individual or group of individuals.

         8. Cancellation of Benefit for Cause. No benefit will be payable under this Plan, and any benefits already in payment status will cease, if the Employer determines that the Employee has engaged in any activity in the Employee's dealings with the Employer which, if proved in a criminal proceeding, could result in conviction for a felony under Connecticut law.

         9. Amendment and Termination. This Plan may be amended or terminated at any time by the Compensation Committee of the Board of Directors. Any such action shall be effective prospectively and shall not serve to reduce any right to a benefit earned under this Plan up to the date of such action.

         10. Definitions. Terms used herein shall have the same meanings as in the Retirement Plan

         IN WITNESS WHEREOF, the Employer has executed this document this 30th day of July, 1996.

                            SOUTHINGTON SAVINGS BANK

                            By: /s/ Donna Schaefer
                                --------------------------------------
                                Its V.P. & Director of Human Resources


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                                                  Schedule A


         For purposes of Section 3, the PBGC Annuity Rate as set forth from time to time, shall be utilized. For all other purposes, the Retirement Plan assumptions shall be utilized.